Exhibit 99.1

PRESS RELEASE

For Immediate Distribution	Contact: Intrepid Potash, Inc.
William I. Kent
Phone: 303-296-3006

Intrepid Potash, Inc. Announces BLM Approval of the HB Solar Solution Mine Project and Commencement of Construction

Denver, Colorado; April 26, 2012 — Intrepid Potash, Inc. (“Intrepid”) (NYSE:IPI) announced today that on March 19, 2012, the Bureau of Land Management (“BLM”) issued its Record of Decision (“ROD”) approving the HB Solar Solution mine near Carlsbad, New Mexico and, with the BLM’s approval, Intrepid immediately commenced construction activities on the project.  The ROD became final this month.

Intrepid’s Executive Chairman of the Board, Bob Jornayvaz, stated, “We are very pleased to have begun construction of our HB project after more than three years of the BLM’s careful review and study of the project’s environmental impacts.  This project is a game changer for Intrepid that will allow us to capitalize on our solution mining and solar evaporation expertise that we have developed from our current operations in Moab and Wendover, Utah.  The HB Solar Solution mine will be one of the lower-cost potash mines in North America with cash costs estimated to be between $60 and $80 per ton, improving our overall cost profile and margin opportunity.  We also expect the mine to increase our potash production by approximately twenty-five percent.”  Mr. Jornayvaz continued, “The tremendous support for the project from the Carlsbad community; local, state, and federal government; and the oil and gas operators in the area was integral to our successful navigation of the Environmental Impact Statement process required by the National Environmental Policy Act.  The ROD validates that the project meets the requirements for balanced management of public lands.”

We expect to invest a total of approximately $200 - $230 million to construct the HB Solar Solution mine, with approximately $35.3 million invested to date.  Further, we anticipate that the first production from the HB Solar Solution mine will begin in late 2013 following the initial evaporation season, with increasing production in 2014, and a ramp up to full production expected in 2015, assuming the benefit of average annual evaporation cycles applied to full evaporation ponds.  The estimated annual production from the HB Solar Solution mine is expected to be 150,000 to 200,000 tons of potash.

Commencement of construction, Intrepid Potash,

HB Solar Solution mine project, Carlsbad, New Mexico

About the HB Solar Solution Mine

The HB Solar Solution mine was formerly operated as a conventional underground potash mine and was idled in 1997 by its previous owner.  We will use the same solar evaporation and solution mining technology at the HB Solar Solution mine that we currently use at our Moab, Utah facility.  We believe the HB Solar Solution mine is well suited for solution mining due to the accessibility of the mineral resource, the geology of the mine, and our ability to leverage certain portions of our existing infrastructure and personnel in Carlsbad, New Mexico.  The HB Solar Solution mine has five million tons of proven and probable reserves and an estimated mine life of 28 years.

Intrepid is the largest producer of potash in the U.S. and is dedicated to the production and marketing of potash and Trio®, a specialty nutrient produced from langbeinite ore.  Intrepid owns five active potash production facilities — three in New Mexico and two in Utah.  The HB Solar Solution mine will increase the number of our active potash production facilities to six.

Intrepid routinely posts important information about its business on its website under the Investor Relations tab.  The website address for Intrepid is www.intrepidpotash.com.

* * * * * * * * * * *

Certain statements in this press release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws.  Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, including statements regarding our financial outlook, are forward-looking statements within the meaning of these laws.  Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that the expectations will be realized.  These forward-looking statements are subject to a number of known and unknown risks and uncertainties, many of which are beyond our control that could cause actual results to differ materially and adversely from such statements.  These risks and uncertainties include:

•                  changes in the price of potash or Trio®;

•                  operational difficulties at our facilities that limit production of our products;

•                  operational variances due to geological or geotechnical variances;

•                  interruptions in rail or truck transportation services;

•                  the ability to hire and retain qualified employees and contractors;

•                  changes in demand or supply for potash or Trio®/langbeinite;

•                  changes in our reserve estimates;

•                  the costs and our ability to successfully construct, commission and execute the projects that are essential to our business strategy, including the development of our HB Solar Solution mine, the further development of our langbeinite recovery and granulation assets, and our North granulation plant;

•                  adverse weather events at our facilities, including events affecting net evaporation rates at our solar solution mining operations;

•                  changes in the prices of raw materials, including the price of chemicals, natural gas and power;

•                  fluctuations in the costs of transporting our products to customers;

•                  changes in labor costs and availability of labor with mining or construction expertise;

•                  the impact of federal, state or local government regulations, including environmental and mining regulations, and the enforcement of those regulations;

•                  obtaining permitting from applicable federal and state agencies related to the construction and operation of assets;

•                  competition in the fertilizer industry;

•                  declines in U.S. or world agricultural production;

•                  declines in use by the oil and gas industry of potash products in drilling operations;

•                  changes in economic conditions;

•                  our ability to comply with covenants inherent in our current and future debt obligations to avoid defaulting under those agreements;

•                  disruption in credit markets;

•                  our ability to secure additional federal and state potash leases to expand our existing mining operations;

•                  governmental policy changes that may adversely affect our business; and

•                  the other risks and uncertainties detailed in our periodic filings with the U.S. Securities and Exchange Commission.

The forward-looking statements contained in this document speak only as of the date of this press release, April 26, 2012.  Subsequent events and developments may cause our forward-looking statements to change, and we will not undertake efforts to update or revise publicly any forward-looking statements to reflect new information or future events or circumstances after this date.